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                                                                      EXHIBIT 99

PROXY                                                                      PROXY

                       VIRGINIA'S PHYSICIAN NETWORK, INC.
                         FEDERAL RESERVE BANK BUILDING
                              POST OFFICE BOX 500
                         RICHMOND, VIRGINIA 23218-0500

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints C. Gregory Lockhart, M.D. and David A. Ellington, M.D., or either of them, each with full power of substitution, to vote all Common Stock of Virginia's Physician Network, Inc. held of record by
the undersigned as of           , 2001, at the Special Meeting of VPN
Shareholders to be held on            , 2001, and at any adjournments thereof,
as follows:

   The Board of Directors Recommends a Vote "FOR" Proposal No. 1.

1. APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF VPN'S ASSETS TO A SUBSIDIARY OF UNITEDHEALTH GROUP INCORPORATED IN EXCHANGE FOR SHARES OF UNITEDHEALTH GROUP COMMON STOCK WHICH WILL BE DISTRIBUTED TO VPN SHAREHOLDERS AND FOR THE RESOLUTION OF CERTAIN CONTESTED MONETARY OBLIGATIONS OF VPN, AND THE SUBSEQUENT DISSOLUTION AND TERMINATION OF VPN.

                         FOR [ ]AGAINST [ ]ABSTAIN [ ]

2. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 ABOVE.

DATED:            , 2001
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SIGNATURE OF SHAREHOLDER

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PLEASE SIGN YOUR NAME EXACTLY AS SHOWN
IMPRINTED ON THIS PROXY. EXECUTORS,
ADMINISTRATORS, TRUSTEES AND OTHER
FIDUCIARIES SHOULD SO INDICATE.